EXHIBIT 5.1/8.1

OPINION OF DAVIS POLK & WARDWELL

July 27, 2007

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley, a Delaware corporation (the “Company”) in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission on Form S-3ASR for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) debt securities, units, warrants, purchase contracts, preferred stock, depository shares, common stock, capital securities of Morgan Stanley capital trusts and guarantees of Morgan Stanley with respect to such capital securities (the “Securities”). Any combination of such (i) debt securities, (ii) warrants to purchase or sell (a) securities issued by the Company or by an entity affiliated or not affiliated with the Company, a basket of such securities, an index or indices of such securities, any other property, (b) currencies, (c) commodities or (d) any combination of the foregoing (collectively, the “Warrants”) and (iii) purchase contracts (“Purchase Contracts”) requiring the holders thereof to purchase or sell (a) securities issued by the Company or by an entity affiliated or not affiliated with the Company, a basket of such securities, an index or indices of such securities or any other property, (b) currencies, (c) commodities or (d) any combination of the above, shares of the Company’s preferred stock, shares of the Company’s common stock, par value $.01 per share, and debt obligations issued by an entity affiliated or not affiliated with the Company may be offered in the form of Units, including the Securities, to be issued from time to time by the Company (the “Units”).

We have also acted as counsel to the Company in connection with the preparation and execution of an Amended and Restated U.S. Distribution Agreement dated as of July 27, 2007 (the “Amended and Restated U.S. Distribution Agreement”) between the Company and Morgan Stanley & Co. Incorporated which has been amended for the purpose of including terms relating to the issuance by the Company of the Company’s Warrants designated as Global Warrants, Series F, alone and not only as part of a Unit.

The Warrants will be issued under a Warrant Agreement dated as of November 1, 2004 (as may be amended from time to time, the “Warrant

Agreement”) between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as Warrant Agent.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Warrant Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

2.  The forms of Warrants, whether issued alone or as part of a Unit, have been duly authorized and established in conformity with the provisions of the Warrant Agreement.  When such Warrants have been executed by the Company and countersigned by the Warrant Agent and delivered to and duly paid for by the purchasers thereof, such Warrants will be entitled to the benefits of the Warrant Agreement and will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

3.  The statements set forth under the caption “United States Federal Taxation” in the Company’s Amendment No. 1 dated July 24, 2007 to the Prospectus Supplement dated January 25, 2006 (the “Prospectus Supplement”) relating to the Company’s Global Medium Term Notes, Series F (the “Series F Notes”), Global Units, Series F (the “Series F Units”) and Global Warrants, Series F (the “Series F Warrants”) insofar as such statements relate to statements of law or legal conclusions under the laws of the United States federal taxation applicable to the Series F Notes, Series F Units and Series F Warrants, fairly summarize the matters referred to therein, subject to the conditions and limitations set forth therein.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to a current report on Form 8-K and further consent to the reference to our name under the caption “Legal matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell